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                                                                 EXHIBIT 5


                                     [LETTERHEAD]


                                   September 5, 1996


Cortex Pharmaceuticals, Inc.
15241 Barranca Parkway
Irvine, California 92718


          RE: REGISTRATION STATEMENT ON FORM S-8--1989 SPECIAL NONQUALIFIED STOCK OPTION AND STOCK PURCHASE PLAN

Gentlemen:

          At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by Cortex Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 100,000 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the Company's 1989 Special Nonqualified Stock Option and Stock Purchase Plan (the "Plan").

          We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

          It is our opinion:

               1. That stock options and stock-purchase rights, when issued in accordance with the Plan, will be legally issued and binding obligations of the Company.

               2. That 100,000 shares of Common Stock, when issued under the Plan and against full payment in accordance with the respective terms and conditions of the Plan, will be legally and validly issued, fully paid and nonassessable.



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Cortex Pharmaceuticals, Inc.
September 5, 1996
Page 2


          We consent to the use of this opinion as an Exhibit to the Registration Statement.


                              Very truly yours,

                              /s/ STRADLING, YOCCA, CARLSON & RAUTH

                              STRADLING, YOCCA, CARLSON & RAUTH
                              a professional corporation